Exhibit 99.1

           Southwest Water Company Declares Cash Dividends


    LOS ANGELES--(BUSINESS WIRE)--Aug. 16, 2007--Southwest Water Company (NASDAQ:SWWC), a leading provider of water, wastewater and public works services, today announced that its board of directors declared quarterly cash dividends of $0.0576 per share of common stock and $0.65625 per share of Series A preferred stock. The dividends are payable on October 19, 2007 to stockholders of record as of September 28, 2007.

    Southwest Water Company provides a broad range of services including water production, treatment and distribution; wastewater collection and treatment; utility billing and collection; utility infrastructure construction management; and public works services. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than two million people across the U.S. depend on Southwest Water for high-quality, reliable service. Additional information may be found on the company's Web site: www.swwc.com.

    CONTACT: Southwest Water Company
             DeLise Keim, Vice President, Corporate Communications
             213-929-1846
             www.swwc.com
             or
             PondelWilkinson, Inc.
             Robert Jaffe, 310-279-5969
             www.pondel.com